CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-14 of ISE Cyber Security ETF and ISE Mobile Payments ETF, each a series of ETF Series Solutions, under the headings “Questions and Answers” and “Other Service Providers” in the combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
July 22, 2020